Exhibit 10.2

First Amendment to Change in Control Agreement

This First Amendment to Change in Control Agreement (“First Amendment”) is made this 15 day of December, 2008 between Marcel Regnier (“Executive”) and Itron, Inc. (“Company”).  The parties hereby agree as follows:

Whereas, Executive and Company entered into a Change in Control Agreement on April 15, 2008 (“Agreement”) which provides certain benefits to Executive if there is a “Change in Control” as defined in the Agreement; and

Whereas, Executive may also be entitled to certain termination benefits pursuant to the laws of Belgium and/or France; and

Whereas, the parties wish to confirm that there will be no duplication of termination or sever-ance payments or benefits.

Now, therefore, the parties agree as follows:

1.
Offset.  If there is a Change in Control as defined in the Agreement and Executive’s employment is terminated such that Executive would be eligible for the termination payments and benefits described in Section 6 of the Agreement, any severance or termination payments and benefits received by Executive pursuant to (i) Belgium or French law, or (ii) pursuant to any other agreement Executive has with the Company or any direct or indirect subsidiary of the Company, shall be offset against any benefits that may be payable to the Executive pursuant to the Agreement.

2.	Ratification. Except as set forth in this First Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

In witness whereof, the parties have executed and entered into this First Amendment as of the date set forth above.

By:           _/s/ Marcel Regnier_________________                           By:           _/s/ Mark Gowers__ ___________

Marcel Regnier                                                            Title:        Actaris Chief Financial Officer___